EMPLOYMENT AGREEMENT

EMPLOYMENT AGREEMENT dated as of December 1, 2006 (this “Agreement”), between AMERICAN REAL ESTATE HOLDINGS LIMITED PARTNERSHIP, a Delaware limited partnership (the “Company”), having an address at 767 Fifth Avenue, Suite 4700, New York, New York 10153, and PETER SHEA (the “Employee”), having an address at 3 Longwood Drive, Redding, Connecticut 06896.

1. Employment

Upon the terms and conditions hereinafter set forth, the Company hereby agrees to employ Employee and Employee hereby agrees to become employed by the Company. During the Term of Employment (as hereinafter defined), Employee shall be employed in the position of: (i) Head of Portfolio Operations of the Company; and (ii) as an officer, director, advisor or agent to the Company, its general partner, American Property Investors, Inc. (“API”), and/or American Real Estate Partners, L.P. (“AREP”), and each of their respective subsidiaries (each of such subsidiaries, the “Designated Affiliates”), as such positions may be specified from time to time by API or its Board of Directors (the “Board”). In such capacities Employee shall perform such duties as are specified by any of the Board, the Company, AREP, API and the Designated Affiliates.

The parties acknowledge that Employee may from time to time also be requested by Carl C. Icahn to act as an officer, director, advisor or agent to entities with which he and his affiliates are involved (such entities, other than the Company, AREP, API and their subsidiaries, are referred to herein as the “Icahn Designated Entities”) and the Employee agrees that he will do so. The Employee will not receive any additional compensation in taking on such activities and the Company will be reimbursed by the Icahn Designated Entities based on the time spent by the Employee in such activities in accordance with its policies.

Employee shall report to, and be under the supervision of the Board or such other persons or entities as shall be specified by the Board from time to time.

Employee’s principal place of employment shall be in New York City but Employee acknowledges such employment shall require substantial travel to, and significant time spent at, other locations (including possible long term visits) as required by his duties.

During the Term of Employment, Employee shall devote all of his professional attention, on a full time basis, to his duties hereunder and shall use his best efforts to advance the best interest of the Company, AREP, API and the Designated Affiliates and shall comply with all of the policies of the Company, AREP, API and the Designated Affiliates, including, without limitation, such policies with respect to legal compliance, conflicts of interest, confidentiality and business ethics as are from time to time in effect.

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During the Term of Employment, and except as contemplated herein with respect to the Icahn Designated Entities, the Employee shall not, without the prior written consent of the Company, directly or indirectly render services to, or otherwise act in a business or professional capacity on behalf of or for the benefit of, any other Person (as hereafter defined) as an employee, advisor, independent contractor, agent, consultant, representative or otherwise, whether or not compensated.

2. Term

The employment period shall commence as of December 1, 2006 and shall continue through the period (the “Term of Employment”) ending on December 31, 2008 (the “Expiration Date”), unless earlier terminated as set forth in this Agreement.

3. Compensation

For all services to be performed by Employee under this Agreement, during the Term of Employment, the Employee shall be compensated in the following manner:

(a)	Base Compensation

The Company will pay Employee a salary (the “Base Salary”) at an annual rate of $450,000. The Base Salary shall be payable in accordance with the normal payroll practice of the Company (but no less frequently than bi-weekly).

(b)	Bonus Compensation

Employee shall be eligible for an annual bonus of up to 50% of the Base Salary. The amount will be determined annually by the Board, in its sole discretion, based on factors that the Board, in its sole discretion, shall determine critical for the role.

(c)	Taxes

All amounts paid by the Company to Employee under or pursuant to this Agreement, including, without limitation, the Base Salary and any bonus, or any other compensation or benefits, whether in cash or in kind, shall be subject to normal withholding and deductions imposed by any one or more local, state or federal governments.

4. Termination

This Agreement shall terminate (subject to Section 10(f) below) and the Term of Employment shall end, on the first to occur of (each a “Termination Event”):

(a)	The Expiration Date;

(b)
The death of Employee or the total or partial disability that, in the judgment of the Company, renders Employee, with or without reasonable accommodation, unable to perform his essential job functions for the Company for a period of at least 30 consecutive business days;

(c)	The discharge of Employee by the Company with or without Cause (as defined below); or

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(d)	The resignation of Employee (and without limiting the effect of such resignation, Employee agrees to provide the Company with not less than 30 days prior written notice of his resignation).

The Company may discharge Employee at any time, for any reason or no reason, with or without Cause, in which event Employee shall be entitled only to such payments as are set forth in Section 5 below. As used herein, “Cause” is defined as Employee’s: (i) failure to (x) perform the duties assigned to him or (y) comply with the instructions given to him; (ii) personal misconduct or insubordination; (iii) impairment due to alcohol or substance abuse; (iv) conviction of a crime or being charged with a felony; (v) violation of a federal or state securities law or regulation; (vi) commission of an act of moral turpitude or dishonesty relating to the performance of his duties hereunder; (vii) failure to comply with any of the terms of this Agreement; (viii) breach of any of his obligations set forth in Section 6 below; (ix) any failure to obtain, or revocation or suspension by any state or local authority of any licenses, permits or other authorizations necessary to allow Employee to act in the capacities contemplated in this Agreement; or (x) any act or failure to act by Employee which causes any gaming or other regulatory authority having jurisdiction over the Company, AREP, API, the Designated Affiliates or any of their affiliates to seek any redress or remedy against the Employee, the Company, AREP, API, any Designated Affiliate or any of their affiliates.

5. Effect of Termination

In the event of termination of Employee’s employment hereunder, all rights of Employee under this Agreement, including all rights to compensation, shall end and Employee shall only be entitled to be paid the amounts set forth in this Section 5 below.

(a)
In the event that the Term of Employment ends (i) for the reason set forth in Section 4(a) above (i.e., Expiration Date), or (ii) for any of the reasons set forth in Section 4(b) above (i.e. death or disability), or (iii) for the reason set forth in Section 4(d) above (i.e. resignation), or (iv) due to the discharge of Employee by the Company for Cause, then, in lieu of any other payments of any kind (including, without limitation, any severance payments), Employee shall be entitled to receive, within seven (7) days following the date on which the Termination Event in question occurred (the “Clause (a) Termination Date”) any amounts of Base Salary due and unpaid to Employee from the Company as of the Clause (a) Termination Date.

(b)
In the event that the Term of Employment ends (i) due to the discharge of the Employee by the Company without Cause (which the Company is free to do at any time in its sole and absolute discretion), then, in lieu of any other payments of any kind (including, without limitation, any severance payments), Employee shall be entitled to receive, within thirty (30) days following the date on which the Termination Event in question occurred (the “Clause (b) Termination Date”):

(i)	any amounts of Base Salary previously earned due and unpaid to Employee from the Company as of the Clause (b) Termination Date; and

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(ii)	a lump-sum payment in the amount of $225,000 which shall be conditioned upon execution of a settlement and release agreement in form and substance acceptable to the Company.

(c)
In any event upon end of the Term of Employment, the Employee shall be reimbursed for all previously unreimbursed business expenses properly incurred and shall be paid for unused paid time off (“PTO”) to the extent so provided in the PTO policy of the Company then in effect.

6. Non-Disclosure

During the Term of Employment and at all times thereafter, Employee shall hold in a fiduciary capacity for the benefit of the Company, API, each Designated Affiliate and each of their affiliates, respectively, all secret or confidential information, knowledge or data, including, without limitation, trade secrets, identity of investments, identity of contemplated investments, business opportunities, valuation models and methodologies, relating to the business of the Company, API, the Designated Affiliates or their affiliates, and their respective business as, (i) obtained by Employee at any time during Employee’s employment by the Company and (ii) not otherwise in the public domain (“Confidential Information”). Employee also agrees to keep confidential and not disclose to any unauthorized Person any personal information regarding any controlling Person of the Company, API, the Designated Affiliates or any of their affiliates and any member of the immediate family of any such Person (and all such personal information shall be deemed “Confidential Information” for the purposes of this Agreement). Employee shall not, without the prior written consent of the Company: (i) except to the extent compelled pursuant to the order of a court or other body having jurisdiction over such matter or based upon the advice of counsel that such disclosure is legally required, communicate or divulge any Confidential Information to anyone other than the Company and those designated by the Company; or (ii) use any Confidential Information for any purpose other than the performance of his duties as an employee of the Company. Employee will assist the Company, at the Company’s expense, in obtaining a protective order, other appropriate remedy or other reliable assurance that confidential treatment will be accorded any Confidential Information disclosed pursuant to the terms of this Agreement.

In no event shall Employee during or after his employment hereunder, disparage the Company, API, the Designated Affiliates, any controlling Person of the Company, API, the Designated Affiliates, their respective affiliates and family members or any of their respective officers, directors or employees.

In furtherance of all of the foregoing, the Employee agrees that during the Term of Employment and following the termination of his employment hereunder, the sole and only disclosure he will make about or concerning Mr. Icahn, his family, the Company, AREP, API, the Designated Affiliates, their subsidiaries and affiliates, is to acknowledge that he is or was employed by the Company, AREP, API, the Designated Affiliates or their subsidiaries and affiliates, and his title and dates of employment therewith.

All processes, technologies, intellectual property and inventions (collectively, “Inventions”) conceived, developed, invented, made or found by Employee, alone or with others, during the Term of Employment, whether or not patentable and whether or not on the Company’s, AREP’s or API’s time or with the use of the Company’s, AREP’s or API’s facilities or materials, shall be the property of the Company, AREP or API, as applicable, and shall be promptly and fully disclosed by the Employee to the Company, AREP or API, as applicable. Employee shall perform all necessary acts (including, without limitation, executing and delivering any confirmatory assignments, documents, or instruments requested by the Company, AREP or API) to vest title to any such Inventions in the Company, AREP or API, as applicable, and to enable to the Company, AREP or API, at its expense, to secure and maintain domestic and/or foreign patents or any other rights for such Inventions.

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7. Non-Compete

(a) During the Term of Employment and, unless Employee’s employment is terminated by the Company without Cause, for a period of three (3) months following the last day of Employee’s employment by the Company, Employee will not, either directly or indirectly, as principal, agent, owner, employee, partner, investor, shareholder (other than solely as a holder of not more than 1% of the issued and outstanding shares of any public corporation), consultant, advisor or otherwise howsoever own, operate, carry on or engage in the operation of or have any financial interest in or provide, directly or indirectly, financial assistance to or lend money to or guarantee the debts or obligations of any Person carrying on or engaged in any business that is competitive with or similar to the business conducted by the Company, AREP, API, the Designated Affiliates or any of their subsidiaries which is located in or within fifty 50 miles of any locations in which the Company, AREP, API, the Designated Affiliates or any of their subsidiaries or affiliates are doing business.

(b) Employee covenants and agrees with the Company, AREP, API, the Designated Affiliates or any of their subsidiaries and affiliates that, during Employee’s employment by the Company and for one (1) year following the last day of Employee’s employment by the Company, Employee shall not directly, or indirectly, for herself or for any other Person:

(i)
solicit, interfere with or endeavor to entice away from the Company, AREP, API, any Designated affiliate or any of their subsidiaries or affiliates, any customer, client or any Person in the habit of dealing with any of the foregoing;

(ii)	interfere with, entice away or otherwise attempt to obtain the withdrawal of any employee of the Company, AREP, API, any Designated Affiliate or any of their subsidiaries or affiliates; or

(iii)	advise any Person not to do business with the Company, AREP, API, any Designated Affiliate or any of their subsidiaries or affiliates.

Employee represents to and agrees with the Company and for the benefit of API that the enforcement of the restrictions contained in Section 6 and Section 7 (the Non-Disclosure and Non-Compete sections respectively) would not be unduly burdensome to Employee and that such restrictions are reasonably necessary to protect the legitimate interests of the Company, AREP, API and any Designated Affiliate. Employee agrees that the remedy of damages for any breach by Employee of the provisions of either of these sections may be inadequate and that the Company and API shall be entitled to injunctive relief, without posting any bond. This section constitutes an independent and separable covenant that shall be enforceable notwithstanding any right or remedy that the Company, AREP, API and any Designated Affiliate may have under any other provision of this Agreement or otherwise.

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8. Benefits

During the Term of Employment, Employee shall be entitled to receive: (i) in addition to normal Company holidays, Twenty-two (22) days of PTO which shall be earned and payable in accordance with the Company’s PTO policy; and (ii) certain healthcare and other similar employee welfare benefits comparable to those received by other employees of the Company at a similar pay level and/or position with the Company as such may be provided or modified by the Company in its sole and absolute discretion from time to time, as well.

9. Definitions

For purposes of this Agreement only, the following definitions shall apply:

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and any successor thereto.

“Person” means any individual, entity or group within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act, other than employee benefit plans sponsored or maintained by the Company or by entities controlled by the Company.

10. Miscellaneous

(a)
This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous written, and all previous or contemporaneous oral negotiations, understandings, arrangements, and agreements.

(b)
This Agreement and all of the provisions hereof shall inure to the benefit of and be binding upon the legal representatives, heirs, distributees, successors (whether by merger, operation of law or otherwise) and assigns of the parties hereto; provided, however, that Employee may not delegate any of Employee’s duties hereunder, and may not assign any of Employee’s rights hereunder, without the prior written consent of the Company, which may be withheld in its sole and absolute discretion. The Company may assign this contract to one of the Designated Affiliates or Icahn’s Designated Entities upon notice to Employee in which event Employee will become an employee of such entity and such entity will succeed to all of the rights and obligations of the Company, AREP, API, the Board and their respective affiliates hereunder.

(c)	This Agreement will be interpreted and the rights of the parties determined in accordance with the laws of the United States applicable thereto and the internal laws of the State of New York.

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(d)
Employee covenants and represents that he is not a party to any contract, commitment or agreement, nor is he subject to, or bound by, any order, judgment, decree, law, statute, ordinance, rule, regulation or other restriction of any kind or character, which would prevent or restrict him from entering into and performing his obligations under this Agreement.

(e)	Employee acknowledges that he had the opportunity to engage legal counsel in reviewing and negotiating this Agreement.

(f)
This Agreement and all of its provisions, other than the provisions of Section 5, Section 6, Section 7 and Section 1 hereunder (which shall survive termination), shall terminate upon Employee ceasing to be an employee of the Company for any reason.

(g)
To the extent not covered by insurance or by indemnification obligations of any Designated Affiliates (whether under their articles, bylaws, contracts or other documents) the Company agrees to indemnify and hold harmless the Employee from damages and costs incurred by the Employee as a result of service rendered by the Employee to the Designated Affiliates (but not the Icahn Designated Entities) in accordance with the terms of this Agreement; provided that no such indemnification or hold harmless obligation shall apply to any matter, or any act or omission by Employee, involving bad faith, gross negligence or willful misconduct or that is in violation of our policies.

(h)
Employee acknowledges that any remuneration or other property that Employee might otherwise be entitled to by virtue of serving as an officer, director, agent, advisor or employee of any Designated Entity shall be the property of the Employer and Employee shall not be entitled to any such remuneration or other Property.

[signature page follows]

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AMERICAN REAL ESTATE HOLDINGS, LIMITED PARTNERSHIP.

By: American Property Investors, Inc., its general partner:

By:	/s/ Hillel Moerman
Name:	Hillel Moerman
Title:	Chief Financial Officer

EMPLOYEE:

By:	/s/ Peter Shea
Peter Shea

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